Filed Pursuant to Rule 424(b)(3)
Registration No. 333-177963

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 17 DATED DECEMBER 5, 2014
TO THE PROSPECTUS DATED MARCH 31, 2014

This supplement No. 17 is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this Supplement No. 17 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:

•	a modification of our share repurchase plan for the quarter ended December 31, 2014;

•	our board establishing a nominating committee; and

•	a change to our independent directors compensation plan.

Share Repurchase Plan

The disclosure in our prospectus under the heading “Share Repurchase Plan - Repurchase Limitations,” which begins on page 123 of our prospectus, and the disclosure elsewhere as necessary is hereby supplemented by the following:

On December 2, 2014, our board of directors voted unanimously to increase the repurchase limitation under our share repurchase plan for the quarter ended December 31, 2014 from 5% of the combined NAV of all classes of shares to 6% of the combined NAV of all classes of shares as of September 30, 2014. Unless our board takes further action to amend our share repurchase plan, this increase applies only to the quarter ended December 31, 2014.

Nominating Committee

Our board of directors has established a nominating committee, which is comprised of Virginia G. Breen, Jonathan B. Bulkeley and Lynn C. Thurber. Each of Ms. Breen and Mr. Bulkeley serve as our independent directors. Ms. Breen serves as the chairperson of the nominating committee. The nominating committee assists our board with:

•	assessing the overall make-up and skills of the members of the board;

•	identifying qualified candidates for director, and recommending to the board those director nominees for each annual meeting of stockholders;

•	identifying and recommending to the board qualified candidates to fill vacancies on the board that may occur between annual stockholder meetings;

•	reviewing compensation paid to independent directors; and

•	recommending to the board director nominees for each committee of the board.

Adoption of Amended and Restated Independent Directors Compensation Plan

On December 2, 2014, our board of directors adopted the Amended and Restated Jones Lang LaSalle Income Property Trust, Inc. Independent Directors Compensation Plan, or the amended independent director compensation plan. The amended independent director compensation plan was adopted to reflect the creation of the nominating committee, as discussed above, and to reflect that the chairperson of the Nominating Committee will receive an annual retainer of $5,000.